EXHIBIT 10.8

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

This Management and Administrative Services Agreement (the "Agreement") is effective from January 1st 2017

BETWEEN:

EUROSPORT ACTIVE WOR LD CORP (EAWC Technologies) (the "Company"). a company organized and existing under the laws of the State of Florida of United States or America (USA).with its head office located at:

3250 Mary St., #303
Miami, FL 33133 USA

AND:	EAWC TECNOLOGIAS VERDES SA DE CV (the "Service Provider"), a company organized and existing under the laws of the Quintana Roo of Mexico,with its head office located at
Avenida Bonampak SM6 Mz1 L1Centro Corporativo Malecon 5to Piso
77500 Cancun Quintana Roo, Mexico

WHEREAS EAWC Technologies wishes to retain the services of EAWC TECNOLOGIAS VERDES SA DE CV (the "Service Provider") to provide certain management and administrative services to EAWC Technologies;

WHEREAS the Service Provider has the requisite expertise, ability and capacity to provide management and administration services to EAWC Technologies and wishes to provide same,

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

SERVICES

1.1

The Service Provider shall provide to EAWC Technologies the management and administration services set out in Article 1 hereto, as may be amended from time to time, further negotiations as to the limits of such amendments or extension. All agreements adopted through such negotiations, whether pertaining to new aspects of services or price, must be set down in written form:

a)

DEVELOPMENT  SUPPORT.

Service Provider shall perform such specific consulting projects and related feasibilities studies for EAWC Projects from time to time, as shall be requested by the Client and upon such terms as may be agreed between the Client and Service Provider, provided that the cost of these services to Client will equal Service provider's salary and benefits costs for the employee-developers and other direct costs and expenses, plus (15%).

b)

SUPPLY CHAIN MANAGEMENT.

Service Provider shall provide and perform such services related to the delivery of physical EAWC packages to other Clients Distributors or End-Users Customers: provided that the cost of these services to Client will equal Administrative Services compensation plus other direct costs and expenses related to packaging and shipping.

c)

CUSTOMER SUPPORT.

Service Provider shall provide and perform such services related to technical assistance to Client's End Users Customers and Distributors, customer training and any other tasks relating to servicing the Client s Customers and Distributors.

d)

FINANCING AND ACCOUNTING MATTERS.

Service Provider shall maintain Client's general ledger, accounts receivable and accounts payable records, and fixed asset records as well as to provide billing and collection services, Service Provider shall also provide. or cause to be provided. to Client payroll services. including assistance with regulatory compliance matters.

e)

INSURANCE MATTERS.

Service Provider shall provide or cause to be provided to Client insurance with the coverage, insurers, and maximum deductibles as will be set forth later by the Client in a written notice. Ali such insurance policies shall add Client as an additional named insured and such insurers shall be required to provide Client with no less than 30 days prior written notice of any change or cancellation of any such insurance. In the event of any such potential change, which may have a materially adverse effect on the Client, or In the event of potential cancellation, Client shall be entitled to secure replacement insurance at its own cost.

f)

IT SERVICES.

Service Provider shall provide certain general information technology services and infrastructure including assistance with, installation, and maintenance of telephonic and computer equipment. Service provider shall also provide Client with the use of Service Provider's existing and future telephone automatic call distribution networks and systems and email systems. Service Provider shall provide such technical support and maintenance as Client reasonably requests for Client and its clients.

g)

WEB HOSTING AND MAINTENANCE OF CLIENT WEBSITE.

Service Provider shall provide Web hosting and maintenance services for the Client Web Site. In consideration of hosting and maintaining the Client Web Site, Client transfers to the Service Provider the right to use the Client Web Site as its own Web site in its efforts to resell the Client Products.

2.

SUBCONTRACTING

The service Provider may subcontract to other persons or companies some of the Services set ou1 in Article 1 of the present Contract on condition that the Customer is informed to that end. The services Provider shall be responsible for the actions of such subcontracted agents under the same terms as those undertaken by it self.

3.

FEES

3.1

In consideration for the Service Provider providing the operations management and administration services to EAWC Tecnologias Verdes SA de CV hereunder, EAWC Technologies hereby agrees to pay to the Service Provider the monthly fixed rate of S 25'000.00 (Twenty Five Thousand US Dollars) a fee in accordance with the terms and conditions set out in Article 1, plus the amount of the invoices that specific projects operations might require. This price does not include indirect taxation applicable according to the laws of the Customers' Country of origin. The price shall be established according to the descriptions of Services and fees set out in Article 1 of the present contract, In case of amendment or extension of such services the Customers and Service Provider undertake to negotiate new prices for the Services provided.

3.2

Terms of Payment

The price shall be paid according to the following terms:

The Customer shall pay w1th1n the FIVE calendar days the invoices that the Service Provider sends monthly for the Services provided over that same period.

4.

TERM

4.1

The term of this agreement shall commence on January 1st 2017 and shall terminate on January1st, 2022, unless otherwise agreed in writing by the parties hereto.

5.

ACCOUNTING & TAXATION

5.1

The Service Provider shall keep and maintain at a location designated from time to time by EAWC Technologies fully detailed and proper records regarding all financial transactions involved in the management of EAWC Technologies’s business and shall forward to EAWC Technologies on or before the 90th day of each Quarter, a statement of receipts and disbursements in a form designated by EAWC Technologies. All such records shall be made available to EAWC Technologies and its representatives at reasonable times whenever requested

5.2

All taxation derived from the present Contract shall be met by the Parties according to the legislation of their respective countries.

6.

CORPORATE INFORMATION & CONFIDENTILITY

6.1

EAWC Technologies shall furnish to the Service Provider from time to time as required all information and all written authorizations or other documents necessary for the Service Provider to perform its duties hereunder.

6.2

The Service Provider undertakes to keep strict confidentiality as to the information and documentation provided by the Customer throughout the term of the present Contract and for 1 year after its completion. Similarly, it undertakes not to reveal any knowledge or information acquired about the Customer either directly or indirectly. On completion of the present Contract, the Service Provider shall destroy all information held on any file or database or printed or otherwise recorded in any way.

7.

WARRANTY

The services Provider guarantees to the Customer that it possess all necessary licenses and authorizations required by applicable legislation, to comply with the requirements of the present Contract. The Service provider guarantees that it possesses an Insurance policy, which covers any compensation, it may have to make the Customer for incorrect and/or irregular provision of services

8.

INDEMNIFICATION

8.1

EAWC Technologies shall, during and after the termination of this agreement, indemnify and save the Service Provider completely harmless from any and all damages or injuries to persons or property, or claims, actions, obligations, liabilities, costs, expenses and fees arising from any cause whatsoever (except if due to the negligence of the Service Provider or those for whom it is responsible by law), with respect to the performance or its duties hereunder.

9.

TERMINATION

9.1

Either Party is entitled to terminate the present Contract in case of serious default of contractual obligations or in exceptional circumstances which justify its termination, such as:

a)

Bankruptcy or insolvency of either party.

b)

Default of important obligations, in particular the payment wrth1n the agreed period of time;

c)

Change of ownership of either Party which may affect the results which the other Party may reasonable expect to obtain from the present Contract. In all cases. and as a requirement prior to the termination of the Contract by either Party, the defaulting Party shall be notified as to the nature of the default and given a period of 30 calendar days thereafter in which to make good such default. After the said period, the Contract may be terminated. Where applicable, the default of any contractual obligation by one Party entitles to other Party to compensation for damages-caused.

9.2.

On termination of this Agreement:

(a)

The Service Provider shall, within 30 days thereafter, render a final accounting to EAWC Technologies which accounting shall include all adjustments between the parties to ensure that all commitments of the Business are provided for.

(b)

The Service Provider shall immediately surrender to EAWC Technologies, or as EAWC Technologies may direct, all property, books and records of EAWC Technologies then in the custody of the Service Provider.

10.

GENERAL

Nothing contained in this Agreement shall be construed as constituting the Service Provider a partner of or in joint venture with EAWC Technologies.

10.1

The parties shall take all such further actions and execute all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

10.2

This Agreement shall be construed and interpreted in accordance with the laws of the state of Quintana Roo and the laws of Mexico applicable therein.

10.3

This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one of the same instrument.

10.4

Any notice or payment to be given under this Agreement shall be in writing and delivered by hand or. except in the event of disruption of postal service, mailed by prepaid registered mail to the party at the address shown below and such notice shall be deemed to have been given on the day of delivery or on the fifth business day after mailing as aforesaid, as the case may be. In the case of a notice alone, such notice may also be sent by e-mail to the relevant party at the e-mail set out below.

If to EUROSPORT ACTIVE WORLD CORP (EAWC Technologies);

3250 Mary St,#303

Miami, FL 33133 USA

Attention: Ralph Max Hofmeier - CEO

hofmeierr@eawtechnologies.com

Tel. +1 305 5107 7330

If to EAWC TECNOLOGIAS VERDES SA DE CV:

Avenida Bonampak SM6 Mz1 L1

Centro Corporativo Malecon 5to Piso

77500 Cancun Quintana Roo, Mexico

Attention:·Guillermo Roqueta - Representante Legal

roquetag@tecnologiasverdes.com.mx

Tel. +52 9998 253 9529

Notice of change of address or telecopy number may be given by any party in the same manner.

11.

The EAWC Technologies hereto have expressly required that this Agreement and all deeds, documents and notices relating hereto be drafted in the English language.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at Cancun, Quintana Roo, Mexico on the date indicated above.

COMPANY	SERVICE PROVIDER

Ralph Max Hofmeier - CEO	Guillermo Roqueta – Legal representative

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